UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2025

ULTA BEAUTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33764	38-4022268
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Remington Blvd., Suite 120, Bolingbrook,
Illinois 60440

(Address of Principal Executive Offices and zip code)

(630) 410-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ULTA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2025, the Board of Directors of Ulta Beauty, Inc. (the “Company” or “Ulta Beauty”) appointed Christopher DelOrefice as the Company’s Chief Financial Officer, as well as the Company’s principal financial officer and principal accounting officer, effective December 5, 2025.

Mr. DelOrefice, 54, has served as Executive Vice President and Chief Financial Officer of Becton Dickinson & Company, a global medical technology company, since September 2021. Prior to Becton Dickinson & Company, Mr. DelOrefice spent over 20 years with Johnson & Johnson, a multinational pharmaceutical, biotechnology, and medical technologies company, and held financial leadership roles of increasing responsibility including as Vice President, Investor Relations from August 2018 to September 2021 and, prior to that, as Vice President, Finance and CFO, North America Hospital Medical Devices; and as Vice President, Finance and CFO, North America Consumer. Mr. DelOrefice serves on the Board of Directors for ResMed Inc. and serves as the Chair of ResMed’s audit committee.

In connection with his appointment at Ulta Beauty, Mr. DelOrefice will receive an annual base salary of $980,000. Beginning in fiscal year 2026, Mr. DelOrefice will be eligible to receive an annual cash incentive with a target of 125% of base salary and a maximum of 200% of the target amount. Also beginning in fiscal year 2026, Mr. DelOrefice will be eligible to participate in the Company’s long-term incentive program with a 2026 target grant value of 450% of base salary. These awards are expected to be granted in March 2026, in accordance with the Company’s normal cadence and procedure for grants to executive officers, with half in the form of restricted stock units which vest on March 15, 2029, and half in stock options which vest in equal installments over four years beginning on March 15, 2027.

To compensate Mr. DelOrefice for certain equity awards that he will forfeit upon leaving his current employer and in consideration of the vesting schedules of those various awards, he will receive a sign-on cash payment of $1,000,000 (which is subject to repayment in the event of a voluntary termination or a termination for cause during his first year at Ulta Beauty), a grant of restricted stock units with a value of $1,100,000 which vest on the first anniversary of the grant date, and a grant of restricted stock units with a value of $2,200,000 which vest on the second anniversary of the grant date. These awards are expected to be granted in December 2025, subject to Mr. DelOrefice being employed on the grant date. All equity awards are subject to the provisions in the form award agreements applicable to senior officers of Ulta Beauty and the execution and continued compliance with a Confidential Information and Protective Covenant Agreement, which includes covenants with respect to non-competition and non-solicitation for a period of twelve months following termination of employment.

In addition, the Company will reimburse Mr. DelOrefice for travel and other expenses related to his relocation to the greater Chicago area for a period of twelve months following his start date, and for up to $20,000 of reasonable attorneys’ fees incurred in connection with his offer of employment. If Mr. DelOrefice is involuntarily separated from the Company for reasons other than cause, he will be eligible to receive severance benefits commensurate with the benefits offered to executives at his job level in the Company under any policy then in effect, provided that he executes an effective release of claims at the time of termination.

There are no arrangements or understandings between Mr. DelOrefice and any other person pursuant to which he was appointed. Mr. DelOrefice does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. DelOrefice has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Effective as of Mr. DelOrefice’s appointment as Chief Financial Officer, principal financial officer and principal accounting officer, Christopher Lialios will no longer serve as the Company’s Interim Chief Financial Officer, principal financial officer and principal accounting officer and will return to his former role of Senior Vice President, Controller.

Item 8.01	Other Events.

On October 16, 2025, the Company issued a press release announcing the appointment of Mr. DelOrefice as Chief Financial Officer of the Company, effective December 5, 2025. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The exhibit listed in the Exhibit Index below is being filed herewith.

Exhibit No.	Description
99.1	Press release issued by Ulta Beauty, Inc. on October 16, 2025, announcing the Chief Financial Officer appointment.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTA BEAUTY, INC.

Date: October 16, 2025	By:	/s/ Rene G. Cásares
Rene G. Cásares
Chief Legal Officer

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